Exhibit 99.1

Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

	Three Months Ended
	03/31/12	03/31/11
Interest Income	$12,520,286	$12,843,229
Interest Expense	909,769	1,327,722
Net Interest Income	11,610,517	11,515,507
Other Income	4,136,966	3,375,974
Less: Provision for loan losses	1,500,000	1,400,000
Other Operating Expenses	10,171,573	10,331,509
Total Income before taxes	4,075,910	3,159,972
Provision for Income Taxes	$1,506,345	$874,286
Net Income	$2,569,565	$2,285,686
Net Income Per Common Share	$0.29	$0.26

BALANCE SHEET (unaudited) March 31, 2012 and 2011

Assets	2012	2011	Liabilities & Equity	2012	2011
Cash and Due from Banks	$28,707,458	$26,016,350	Non Interest Bearing	$167,459,471	$163,902,907
Investment Securities	397,358,546	306,927,406	Interest Bearing	866,721,454	838,142,237
Federal Funds Sold	43,524,051	16,868,792	Total Deposits	1,034,180,925	1,002,045,144
Total Loans	698,224,633	735,222,767	Short Term Debt	-	1,604,747
Allowance for Loan Losses	(11,849,317)	(9,870,254)	Payable for investments purchased	43,416,476	-
Net Loans	686,375,316	725,352,513	Other Liabilities	2,978,371	3,444,381
			Total Liabilities	1,080,577,772	1,007,094,272
Bank Premises & Equipment	18,889,594	20,083,651	Common Stock	8,904,915	8,904,915
Other Real Estate Owned	6,897,855	5,568,336	Additional Paid-In Capital	26,543,470	26,543,470
Cash surrender value of life insurance	12,610,554	12,138,797	Retained Earnings	89,101,913	81,171,857
Other Assets	10,762,696	10,758,669	Total Stockholders' Equity	124,550,298	116,620,242
Total Assets	$1,205,126,070	$1,123,714,514	Total Liabilities & Equity	$1,205,126,070	$1,123,714,514

Management Comments

The Corporation posted net income of $2.6 million for the first quarter of 2012, an increase of $0.3 million, or 12.4%, from the first quarter of 2011.  Earnings per share increased to $0.29 for the three months ended March 31, 2012 compared to $0.26 for the same period in 2011.

The increase in earnings was due to a $0.8 million increase in non-interest income and a $0.2 million decrease in non-interest expense which was partially offset by a higher effective tax rate.  In addition, net interest income increased $0.1 million and was offset by a $0.1 million increase in loan loss reserves.

The increase in non-interest income was primarily due to increased mortgage lending activity and an increase on the gain on sale of other real estate owned net of expenses.  Non-interest expenses decreased due to a decline in regulatory assessments.  The increase in net interest income was due to increased interest income from investments and lower interest expenses on deposits which was partially offset by a decrease in interest income on loans.

Operating earnings during the first quarter of 2012 were also positively affected by an increase in Acquisition-related purchase accounting income, which totaled $1.8 million during the first quarter of 2012 compared to $1.4 million during the same period in 2011.

The Corporation’s total assets decreased $10.0 million, or 0.8%, from $1,215.1 million at December 31, 2011 to $1,205.1 million at March 31, 2012.  The decrease in total assets was primarily due to a decrease in cash, federal funds sold and total loans which were partially off set by an increase in investment securities during the first three months of 2012.

 Dividend Announcement

The Board of Directors declared a dividend of $0.21 per share payable on May 3rd, 2012 to shareholders as of the record date of April 23rd 2012.

The Corporation’s equity is significantly above the level required to be considered “well capitalized” under current regulations, however, the ratio of capital-to-assets will be impacted by proposals requiring banks maintain more equity capital as new rules for capital “buffers” are phased in through 2018.

After a comprehensive review of current economic conditions and these evolving regulatory requirements the Board agreed the dividend strategy for the Corporation shall include strengthening capital levels and over time, a goal of returning to an enhanced capital position, a “voluntary cushion” similar to that which the Corporation has historically held over capital levels required to be considered well capitalized.

The Board is committed to have Tri City Bankshares Corporation move forward as the strong, profitable and independent community bank it has always been.